FORM OF ESCROW AGREEMENT

     THIS AGREEMENT is made as of February __, 2010, by and among Robeco-Sage Multi-Strategy TEI Fund, L.L.C., a Delaware limited liability company (the "Company") and SEI Global Services, Inc., a Delaware corporation ("SEI" or "Escrow Agent").

                                   WITNESSETH

     WHEREAS, Robeco Investment Management, Inc. (hereinafter, "Manager") is the investment manager and administrator for the Company.

     WHEREAS, the Manager has retained SEI to provide certain administration, accounting and investor services pursuant to a Administration Agreement dated as of October 1, 2008, as amended ("Administration Agreement"); and

     WHEREAS, the Company desires that SEI provide services as escrow agent for the purpose of receiving payments from potential subscribing members in the Company (the "Potential Investors") and SEI wishes to provide such services.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1. ACCEPTANCE BY ESCROW AGENT. The Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions hereinafter set forth.

2. RIGHTS AND RESPONSIBILITIES OF ESCROW AGENT. The acceptance by the Escrow Agent of its duties hereunder is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control the Escrow Agent's rights, duties, liabilities and immunities.

     (a) The Escrow Agent shall act hereunder as a depositary only, and in its capacity as such, it shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any document furnished to the Escrow Agent or any asset deposited with it.

     (b) "Written Instructions" mean written instructions received by the Escrow Agent and signed by the persons duly authorized by the Board of Managers of the Company to give such instructions on behalf of the Company. Such instructions may be delivered by hand, mail, facsimile, cable, telex or telegram; except that any such instruction terminating this Agreement may be given only by hand or mail. The Company shall file from time to time with the Escrow Agent a copy, certified by any member of the Board of Managers of the Company, of each resolution of the Board of Managers of the Company or members of the Company setting forth the person or persons who are authorized to give Written Instructions. Such resolution shall include certified signatures of each of the persons authorized to give Written Instructions. This shall constitute conclusive evidence of the authority of the signatories designated therein to act. Such resolution shall be considered in full force and effect with the Escrow Agent fully protected in acting in reliance thereon, unless and until it receives written notice from the Board of Managers of the Company to the contrary. The Escrow Agent may rely upon and shall be protected for any action or omission it takes pursuant to Written Instructions if it, in good faith, believes such Written Instructions to be genuine. Unless otherwise provided in this Agreement, the Escrow Agent shall act only upon Written Instructions. The Escrow Agent shall be entitled to assume that any Written Instruction received hereunder is not in any way inconsistent with the provisions of the Company's limited liability company agreement (the "Limited Liability Company Agreement") or this Agreement or of any vote, resolution or proceeding of the Company's Board of Managers or members, unless and until the Escrow Agent receives Written Instructions to the contrary.

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     (c) The Escrow Agent shall be obligated to exercise  care and  diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. The Escrow Agent shall be liable for any damages arising out if its failure to perform its duties under this Agreement to the extent such damages arise out of its willful misfeasance, fraud, bad faith, gross negligence or reckless disregard of such duties.

     (d) Notwithstanding anything in this Agreement to the contrary, neither the Escrow Agent nor its affiliates shall be liable to the Company or the Board of Managers of the Company for any consequential, special or indirect losses or damages which the Company may incur or suffer by or as a consequence of the Escrow Agent's or its affiliates' performance of the services provided hereunder.

     (e) Without limiting the generality of the foregoing or of any other provision of this Agreement, the Escrow Agent shall not be liable for losses beyond its control, provided it has acted in accordance with the standard of care set forth above; and the Escrow Agent shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

     (f) The Company agrees to indemnify the Escrow Agent and hold it harmless from and against any tax, charge, loss, liability, expense (including reasonable attorneys fees and expenses), claim or demand arising directly or indirectly from any action or omission to act which the Escrow Agent takes (i) at the request or on the direction of or in reliance on the advice of the Company or
(ii) upon Written Instructions; provided, however, that neither the Escrow Agent, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of the Escrow Agent's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. The Company shall indemnify and hold harmless the Escrow Agent against and in respect of any liability for taxes and for any penalties or interest in respect of taxes attributable to the investment of funds held in escrow by the Escrow Agent pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company shall not be liable to the Escrow Agent for any consequential, special or indirect losses or damages which the Escrow Agent may incur or suffer, whether or not the likelihood of such losses or damages was known by the Company. These indemnities shall survive the resignation of the Escrow Agent or the termination of this Agreement.

     (g) The Escrow Agent shall have no duties except those specifically set forth in this Agreement.

     (h) The Escrow Agent shall have the right, at any time it deems appropriate, to seek an adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.

     (i) The Escrow Agent shall promptly notify the Manager of any discrepancy between the amounts set forth on any remittance advice received by Escrow Agent and the sums delivered to it therewith.

3. DEFINITIONS. Except as specifically set forth herein, the terms used in this Agreement shall have the same meaning as set forth in the Administration Agreement.

4. DEPOSIT OF ESCROW FUND. The Escrow Agent shall establish an account at Wachovia Bank, or a similar banking institution agreed to by the Company, in the name of


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Sage  Multi-Strategy  Fund, L.L.C.,  Escrow Account for the Benefit of Investors
(the "Subscription Account") and an account in the name of Sage Multi-Strategy Fund, L.L.C. Repurchase Account (the "Repurchase Account" and together with the Subscription Account, the "Accounts"). The Escrow Agent shall promptly deposit in the Subscription Account checks remitted by Potential Investors and made payable to the Company. Potential Investors also may deposit monies in the Subscription Account by wire transfer pursuant to instructions provided to them by the Company. Balances on deposit in the Subscription Account will earn interest at prevailing market rates pursuant to arrangements approved by the Company.

5. STATEMENTS. During the term of this Agreement, the Escrow Agent shall provide the Company with (a) monthly statements containing the beginning balance in each Account as well as all principal and income transactions for the statement period and (b) a daily summary of amounts deposited and the status of available funds. The Company shall be responsible for reconciling such statements. The Escrow Agent shall be forever released and discharged from all liability with respect to the accuracy of such statements, except with respect to any such act or transaction as to which the Company shall, within 90 days after the furnishing of the statement, file written objections with the Escrow Agent.

6. DISTRIBUTIONS AND CLOSINGS. Upon Written Instructions, at each closing of each offering of interests in the Company ("Interests"), or at any other time as described in the Company's subscription documents or prospectus, the Escrow Agent will wire principal balances on deposit in the Subscription Account to the account designated by the Company. Such Written Instructions shall be sent to the Escrow Agent by 2:00 p.m. on the closing date with respect to each closing. In the event that a Potential Investor who has escrow funds in the Subscription Account is not admitted into the Company, upon Written Instructions, the Escrow Agent shall promptly issue refunds to the Potential Investor in the amount of the principal balance with accrued interest. Such refunds shall be made in wire form.

7. INTEREST. All interest earned on the escrow funds deposited in the Accounts hereunder shall be added to and held in the Accounts. With respect to each closing, Interest attributable to each Potential Investor will be calculated based upon its balance and duration in the escrow account and credited to each Potential Investor account as interest in the Company.

8. REPURCHASES. The Company from time to time may wire balances to the Repurchase Account in connection with periodic repurchases of Interests by the Company from its members. Upon Written Instructions, the Escrow Agent shall issue promptly repurchase payments from the Repurchase Account in wire form to the members whose Interests are being repurchased . Upon Written Instructions, the Escrow Agent will withhold specified amounts from members whose Interests are being repurchased. Any interest earned thereon will be credited to the accounts of the members of the Company.

9. TAX IDENTIFICATION NUMBER. All deposits to the Accounts shall be subject to the Escrow Agent's receipt of a valid tax identification number for the Company, or Potential Investor, as applicable.

10. COMPENSATION. The fee of the Escrow Agent for the services provided hereunder shall be mutually agreed to in writing by the Company and Escrow Agent. Notwithstanding the foregoing, standard account transaction charges will be billed to the Company as an out-of-pocket expense.

11. AMENDMENT. This Agreement may not be amended or supplemented, and no provision hereof may be modified or waived, except by an instrument in writing, signed by all of the parties hereto.

12. TERMINATION. This Agreement shall continue until terminated by either party on 60 days prior written notice. Upon the termination of this Agreement and upon the delivery of the balance of the Accounts to a successor escrow agent or such other person as may be designated by


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Written  Instructions,  the Escrow Agent shall be released and discharged of any and all further obligations hereunder.

     If no successor Escrow Agent has been designated pursuant to Written Instructions to receive the balance of the Accounts at the expiration of the 60-day period, the Escrow Agent shall have no further obligation hereunder except to hold the escrow funds as a depositary. Upon Written Instructions of the appointment of the successor, the Escrow Agent shall promptly deliver the balance of the Accounts to such successor, and the duties of the resigning Escrow Agent shall thereupon in all respects terminate, and it shall be released and discharged of any and all further obligations hereunder.

13. EXECUTION. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

14. MISCELLANEOUS. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be. The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement, nor limit or otherwise affect the meaning thereof. This
Agreement shall be construed and enforced in accordance with the laws of Delaware without regard to principles of conflicts of law.

15. NOTICES. All instructions, notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or facsimile or mailed by first class, registered mail, return receipt requested, postage prepaid, and addressed as follows:

         (a) If to the Company, to

                  Robeco-Sage Multi-Strategy TEI Fund, L.L.C.
                  c/o Sage Capital Management
                  909 Third Avenue
                  New York, New York 10022
                  Attention: Tim Stewart

          with a copy to

                  Robeco Securities, L.L.C.
                  909 Third Avenue
                  New York, New York 10022
                  Attention: William G. Butterly III

         (b) If to the Escrow Agent, to

                  SEI Global Services, Inc.
                  One Freedom Valley Drive
                  Oaks, PA 19456
                  Attn: General Counsel


16. PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17.  ENTIRE  AGREEMENT.   This  Agreement  embodies  the  entire  agreement  and
understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided that, the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and instructions.

18. LIMITATION OF LIABILITY. A copy of the Company's Certificate of Formation is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Board of Managers as Managers and not individually and that the


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obligations  of  this  instrument  are not  binding  upon  any of the  Managers, officers or members of the Fund individually but are binding only upon the assets and property of the Company.

     IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


ROBECO-SAGE MULTI-STRATEGY TEI FUND, L.L.C.

By: ________________________

Name: _____________________

Title: ______________________


SEI GLOBAL SERVICES, INC.

By: ________________________

Name: _____________________

Title: ______________________





























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